EXHIBIT 3.2

WARREN RESOURCES, INC.

ARTICLES SUPPLEMENTARY

SERIES A 8% CUMULATIVE CONVERTIBLE
PREFERRED STOCK ($.0001 PAR VALUE)

Pursuant to Section 2-105 of the Maryland General Corporation Law

     The undersigned President and Chief Executive Officer of Warren Resources, Inc., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of its Articles of Incorporation and the provisions of Section 2-105 of the Maryland General Corporation Law, the Board of Directors has duly adopted the following resolution creating the Series A 8% Cumulative Convertible Preferred Stock ($.0001 par value), which resolution remains in full force and effect:

     RESOLVED, that, pursuant to authority expressly granted to and vested in the Board by the Articles of Incorporation and the provisions of Section 2-105 of the General Corporation Law of the State of Maryland, a series of Preferred Stock, to consist of 6,100,000 shares of the authorized and unissued shares of Preferred Stock, par value $.0001 per share, be, and the same hereby is, established, and the issuance of the shares thereunder authorized, such series to have the powers, preferences, rights, qualifications, limitations, restrictions and designation, as follows:

     1. DESIGNATION AND NUMBER. The designation of the series of Preferred Stock authorized by this resolution shall be “Series A 8% Cumulative Convertible Preferred Stock” (the “Convertible Preferred Stock”) and the number of shares constituting the series shall be 6,100,000, to be issued as whole shares only, and not in fractional shares.

     2. DIVIDENDS. Holders of shares of the Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend equal to 8% of the per share Liquidation Preference, (as such term is defined in Section 3), or $.96 per share, payable quarter-annually in arrears on January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”) commencing January 15, 2003. Dividends on the shares of the Convertible Preferred Stock shall be cumulative and shall accrue, without interest, from the first day of the applicable quarterly period, except for the initial quarterly dividend after issuance, which shall accrue from the date of issuance, and shall be payable to holders of record as they appear on the stock books of the Corporation on the date fixed by the Board for determining the holders entitled thereto and to other distributions by the Corporation (the “Record Date”), which shall be not more than 60 days nor less than 10 days preceding the related payment date. No dividends shall be declared or paid or set apart for payment on any Parity Preferred Stock (defined in Section 8(b)), unless dividends shall also be, or have been, declared and paid, or set apart for payment, on the outstanding shares of the Convertible Preferred Stock for all applicable Dividend Payment Dates ending on or before the dividend payment date of the Parity Preferred Stock, ratably in proportion to the respective amount of dividends (i) accumulated and unpaid or payable on the Parity Preferred Stock, on the one hand, and (ii) accumulated and unpaid or payable through the Dividend Payment Date of the Convertible Preferred Stock next preceding such Dividend Payment Date, on the other hand.

     Except as set forth above, unless full cumulative dividends on the outstanding shares of the Convertible Preferred Stock have been paid, no dividends or other distributions, other than in the Corporation’s common stock, $.0001 par value per share (the “Common Stock”) shall be paid, or declared and set aside for payment, or made, with respect to Junior Stock (defined in Section 3), and no Junior Stock shall be redeemed, purchased or otherwise acquired by the Corporation for any consideration, and no payment shall be made to, or monies set aside for, a sinking fund for, the redemption of any shares of Junior Stock; provided, however, that any monies theretofore deposited in any sinking fund for Preferred Stock in compliance with the provisions of the sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of the sinking fund, notwithstanding that such Preferred Stock is Junior Stock and that, at the time of such application, full cumulative dividends on the shares of the Convertible Preferred Stock outstanding on the last Dividend Payment Date had not been paid, or declared and set apart for payment; and, further provided, that any Junior Stock or Parity Preferred Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Convertible Preferred Stock with respect to dividends and distributions. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

     3. LIQUIDATION. The shares of the Convertible Preferred Stock shall rank prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the Convertible Preferred Stock with respect to payment of dividends and upon liquidation (the Common Stock and other classes junior to the Convertible Preferred Stock, the “Junior Stock”). In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $12.00 per share (the “Liquidation Preference”), plus all dividends accrued and accumulated but unpaid thereon to the date of final distribution; however, the holders of shares of the Convertible Preferred Stock, upon liquidation, dissolution or winding up, shall not be entitled to receive the Liquidation Preference, plus all applicable dividends, until the liquidation preference of all shares of the Corporation’s capital stock ranking prior to shares of the Convertible Preferred Stock shall have been paid in full (or a sum set aside sufficient to provide for such payment). If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the shares of the Convertible Preferred Stock and any Parity Preferred Stock are insufficient for payment to be made in full, the holders of shares of the Convertible Preferred Stock and the Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After receipt of the full amount of the Liquidation

Preference, plus all applicable dividends, the holders of shares of the Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. For the purposes hereof, neither a consolidation, nor a merger of the Corporation with another corporation, nor a sale or transfer of all or part of the Corporation’s assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

     4. VOTING RIGHTS. The holders of shares of the Convertible Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Maryland, and except as follows:

     (a) As long as any shares of the Convertible Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of the Convertible Preferred Stock outstanding at the time and all other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at a meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following: (ii) the issuance or increase of the authorized amount of any class or series of shares ranking prior (see Section 8(a)) to the shares of the Convertible Preferred Stock; or (ii) any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles of Incorporation or of the resolutions contained in these Articles Supplementary that would materially adversely affect any power, preference, or special right of the shares of the Convertible Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock which, in each case, constitute Parity Preferred Stock or Junior Stock, shall be deemed not to materially adversely affect such powers, preferences or special rights.

     (b) Holders of shares of the Convertible Preferred Stock entitled to voting rights under the laws of the State of Maryland and as provided in these Articles Supplementary shall have one vote for each share held.

     (c) The foregoing voting provisions shall not apply if all outstanding shares of the Convertible Preferred Stock shall have been redeemed or called for redemption and sufficient funds deposited in trust to effect such redemption at or prior to the time of the action requiring the vote.

     5. REDEMPTION AND REPURCHASE.

     (a) HOLDER’S RIGHT TO REDEMPTION. Commencing seven (7) years after the date of issuance, holders of shares of the Convertible Preferred Stock may require the Corporation to redeem their shares at a redemption price equal to the Liquidation Preference, plus accrued and unpaid dividends, if any (the “Redemption Price”). Upon receipt of a notice to redeem, the Corporation, at its option, shall either (i) pay the holder cash in an amount equal to the Redemption Price, to the extent it has funds legally available for redemption, or (ii) issue to the holder shares of its Common Stock in an amount equal to 125% of the Redemption Price (which includes accrued but unpaid dividends), based on the average of the Closing Prices (defined in Section 10) of the Corporation’s Common Stock, as reported by the Nasdaq National or Small Cap Market of The Nasdaq Stock Market or any national securities exchange or electronic OTC listing service on which the shares of the Corporation’s Common Stock are then traded, for the thirty (30) Trading Days (defined in Section 10) immediately preceding the date of receipt of the holder’s written redemption election. If the Corporation’s Common Stock is not so traded or has no trading volume, the Board shall determine the Fair Market Value (defined in Section 10) of the Common Stock, whose determination shall be conclusive and described in a resolution of the Board.

     (b) CORPORATION’S OPTIONAL REDEMPTION. In the event the Closing Price of a share of the Corporation’s Common Stock, as reported by the Nasdaq National or Small Cap Market of The Nasdaq Stock Market, or any national securities exchange or electronic OTC listing service on which the shares of Common Stock are then traded, exceeds 133% of the Redemption Price (which includes accrued but unpaid dividends), then in effect for ten (10) Trading Days during any 30-day period, the shares of the Convertible Preferred Stock shall be redeemable at the option of the Corporation upon notice at any time and from time to time, in whole or in part. Upon such occurrence, also at its option, the Corporation may either (i) redeem the shares, in whole or in part, for cash at the Redemption Price, or (ii) issue to the holders such number of shares of Common Stock at the then applicable Conversion Rate as shall equal in value 125% of the per share Redemption Price (which includes accrued but unpaid dividends) based on the average of the Closing Prices (defined in Section 9) of the Corporation’s Common Stock, as reported by the Nasdaq National or Small Cap Market of The Nasdaq Stock Market or any national securities exchange or electronic OTC listing service on which the shares of the Corporation’s Common Stock are then traded, for the thirty (30) Trading Days immediately preceding the date fixed for redemption (the “Redemption Date”). If fewer than all of the outstanding shares are to be redeemed, the shares to be redeemed shall be determined and allocated pro rata among the holders based on the number of shares held, as nearly as practicable, or by lot, or by such other method as the Board of Directors may determine to be fair and appropriate.

     Notice of redemption shall be given by mail to each record holder of shares of the Convertible Preferred Stock to be redeemed at the address of such holder in the stock register of the Corporation, not less than 10 nor more than 30 days prior to the Redemption Date. If a notice of redemption has been given, unless the Corporation defaults in making payment of the Redemption Price, from and after the Redemption Date, dividends on the             shares of the Convertible Preferred Stock called for redemption shall cease to accrue, the shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation, including conversion rights (except the right to receive the Redemption Price), shall cease. Subject to applicable escheat laws, any moneys set aside by the Corporation for the redemption and unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of the shares called for redemption shall look only to the general funds of the Corporation for payment of the Redemption Price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

     (c) CORPORATION’S OPTIONAL REPURCHASE. In the event of a Change of Control (as defined in Section 10), the Corporation shall have the option to repurchase the outstanding shares of the Convertible Preferred Stock upon notice, at any time and from time to time, in whole or in part, at a repurchase price per share equal to the greater of (x) 125% of the per share Liquidation Value, plus all accrued and unpaid dividends, and (y) the consideration per share a holder of shares of the Convertible Preferred Stock would have received had the holder voluntarily converted such shares into Common Stock immediately prior to or upon the Change of Control, payable in the same combination of cash and/or securities as received by the Corporation and/or its shareholders immediately prior to or upon the Change of Control.

     (d) GENERAL. If fewer than all of the outstanding shares are to be redeemed or repurchased, the shares to be redeemed or repurchased shall be determined and allocated pro rata among the holders based on the number of shares held, as nearly as practicable, or by lot, or by such other method as the Board of Directors may determine to be fair and appropriate. Notice of redemption or repurchase shall be given by mail to each record holder of shares of the Convertible Preferred Stock to be redeemed or repurchased at the address of such holder in the stock register of the Corporation, not less than 10 nor more than 30 days prior to the Redemption Date or the date fixed for repurchase. If a notice of redemption or repurchase /has been given, unless the Corporation defaults in making payment of the Redemption Price or the repurchase consideration, from and after the Redemption Date or the date fixed for repurchase, as the case may be, dividends on the shares of the Convertible Preferred Stock called for redemption or repurchase shall cease to accrue, the shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation, including conversion rights (except the right to receive the Redemption Price or the repurchase consideration, as the case may be), shall cease. Subject to applicable escheat laws, any moneys set aside by the Corporation for the redemption and/or the repurchase and unclaimed at the end of two years from the Redemption Date or the date fixed for repurchase shall revert to the general funds of the Corporation, after which reversion the holders of the shares called for redemption or repurchase shall look only to the general funds of the Corporation for payment of the Redemption Price or the repurchase consideration. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

     6. AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES. No consent of the holders of the Convertible Preferred Stock shall be required for (i) the creation of any indebtedness of any kind by the Corporation, (ii) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior as to dividends or upon liquidation to the Convertible Preferred Stock, or (iii) any increase or decrease in the amount of the authorized shares of Common Stock or any increase, decrease or change in the par value thereof, or in any similar terms thereof.

     7. AMENDMENT OF RESOLUTION. The Board reserves the right by subsequent amendment of this resolution, from time to time, to increase or decrease the number of shares which constitute the Convertible Preferred Stock (but not below the number of shares then outstanding) and to otherwise amend this resolution within the limitations provided by law, by this resolution and by the Articles of Incorporation.

     8. RANKING. For the purposes of this resolution, any shares of any class or classes of the Corporation shall be deemed to rank:

     (a) prior to shares of the Convertible Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of shares of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Convertible Preferred Stock.

     (b) on a parity with shares of the Convertible Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates or redemption price or liquidation price per share thereof are different from those of the shares of the Convertible Preferred Stock, if the holders of shares of such class or classes shall be entitled, by the terms thereof, to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such shares and the holders of shares of the Convertible Preferred Stock (the term “Parity Preferred Stock” being used to refer to any class or shares on a parity with shares of the Convertible Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require). The Series B Convertible Preferred Stock, if and when issued, shall rank on a parity with respect to dividends and upon liquidation, dissolution or winding up with the Convertible Preferred Stock and shall be deemed Parity Preferred Stock; and

     (c) junior to shares of the Convertible Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, consisting of the Common Stock and other classes where the holders of the Convertible Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes (the Common Stock and other classes junior to the Convertible Preferred Stock, the “Junior Stock”).

     5. CONVERSION.

     (a) CONVERSION RATE. The holders of shares of the Convertible Preferred Stock shall have the right to convert their shares into shares of Common Stock at the following rate of conversion (the “Conversion Rate”, being the number of shares of Common Stock issuable upon conversion of one share of Convertible Preferred Stock), subject to adjustment as herein provided:

     (i) commencing one year from the date of issuance and until July 1, 2004, one share of Common Stock for each one share of Convertible Preferred Stock;

     (ii) from July 1, 2004 and until July 1, 2006, 0.75 shares of Common Stock for each one share of Convertible Preferred Stock; and

     (iii) from July 1, 2006 and thereafter, 0.50 shares of Common Stock for each one share of Convertible Preferred Stock.

     (b) ACCRUED AND UNPAID DIVIDENDS. Upon conversion, holders of shares of the Convertible Preferred Stock shall not be entitled to receive payment of the accrued, cumulative and unpaid dividends with respect to the shares being converted, but shall be entitled to dividend payments on the Dividend Payment Date with respect to shares held of record at the close of business on the Record Date for determining the stockholders entitled to such dividend, notwithstanding their subsequent conversion of such shares; provided, however, that in the event the shares are surrendered for conversion during the period between the close of business on a Record Date and the opening of business on the corresponding Dividend Payment Date, such converting holders, though continuing to be entitled to receive the dividend, must pay to the Corporation an amount equal to the dividend payable on the shares so surrendered at the time of surrender; and further provided, that if the shares are surrendered for conversion on the corresponding Dividend Payment Date, or thereafter, the dividend is not required to be repaid.

     (c) CONVERSION PROCEDURE.

     (i) Conversion of the shares of the Convertible Preferred Stock shall be effected by the surrender to the Transfer Agent (defined in Section 10) of the certificate or certificates for the shares to be converted, accompanied by a written notice stating that the holder elects to convert all or a specified whole number of shares in accordance with the provisions hereof, together with payment of any amount due under Section 9(b). If more than one stock certificate for shares of the Convertible Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. In the event the notice shall specify a name or names other than that of the converting holder, the notice shall be accompanied by documents reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name or names. Other than such taxes, the Corporation shall pay any and all issue and other taxes (excluding taxes based on income) that may be payable with respect to the issue and/or delivery of shares of Common Stock on conversion of shares of the Convertible Preferred Stock. As promptly as practicable after receipt by the Transfer Agent of the certificate or certificates for the shares being converted, the notice relating thereto, the requisite documents reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes required to be paid hereunder by the converting holder (or the demonstration to the satisfaction of the Corporation that such taxes have been paid) and any payment to the Corporation required by Section 9(b), the Corporation shall deliver or cause to be delivered

     (x) certificates representing the number of validly issued, fully paid and nonassessable whole shares of Common Stock to which the converting holder shall be entitled, determined by multiplying the Conversion Rate, as adjusted, in effect at the close of business on the date the certificate or certificates evidencing the shares of the Convertible Preferred Stock being converted were surrendered to and received by the Transfer Agent, by the number of shares of the Convertible Preferred Stock being converted,

     (y) cash in lieu of a fractional share of Common Stock, determined in accordance with Section 9(e) below, and

     (z) in the event of a partial conversion (less than the full number of shares of the Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted), a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted.

     (ii) A conversion shall be deemed effective immediately prior to the close of business on the date the certificate or certificates representing the shares of the Convertible Preferred Stock being converted, accompanied by any required documents and payments, were surrendered to and received by the Transfer Agent. Upon conversion, the rights of the converting holder with respect to the shares being converted shall terminate, except for the right to have the shares of Common Stock issuable upon conversion (or such other consideration as is provided herein) delivered, and the party entitled to receive the shares of Common Stock so issuable shall be treated for all purposes as having become the record holder of the shares at such time. In the event the shares are surrendered for conversion on a day the Corporation’s transfer books for its Common Stock are closed, upon the reopening of such books the surrender shall be deemed to have occurred immediately prior to the close of business as of the date the certificate(s) for the shares surrendered were received by the Transfer Agent, at the Conversion Rate in effect at such time.

     (iii) Upon the vote or written consent of the holders of two-thirds of the then outstanding shares of the Convertible Preferred Stocks, voting together as a class, the shares of the Convertible Preferred Stock, plus accrued and unpaid dividends, shall be converted into Common Stock at the then applicable Conversion Rate.

     (iv) If any shares of the Convertible Preferred Stock shall be called for redemption, the right to convert such shares shall terminate at the close of business on the Business Day (defined in Section 10) next preceding the Redemption Date, unless the Corporation defaults in the payment of the Redemption Price, in which event the conversion right shall terminate at the close of business on the Business Day next preceding the date the default is cured.

     (v) The shares of Common Stock issuable upon conversion of shares of the Convertible Preferred Stock, when issued in accordance with the terms hereof, are hereby declared to be, and shall be, fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

     (d) ADJUSTMENTS TO CONVERSION RATE. The Conversion Rate shall be adjusted from time to time, as follows:

     (i) In the event the Corporation shall hereafter pay a dividend or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, the Conversion Rate in effect at the opening of business on the date following the Record Date for such dividend or other distribution shall be adjusted by dividing the Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Record Date and the denominator shall be the sum of such number of shares and the total number of shares of Common Stock constituting the dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the Record Date. In no event shall a dividend or distribution be paid or made on shares of Common Stock held in the Corporation’s treasury.

     (ii) In the event the Corporation shall hereafter issue rights or warrants to holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share that, on the Record Date, is less than the Current Market Price (as defined in Section 10), the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect at the close of business on the Record Date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and the denominator shall be the number of shares of Common Stock outstanding on such Record Date plus the total number of additional shares of Common Stock offered for subscription or purchase. The adjustment shall become effective immediately after the opening of business on the day following the Record Date for distribution of the rights or warrants. To the extent the rights or warrants are not exercised and the shares of Common Stock, accordingly, are not issued and delivered, following the expiration of the rights or warrants the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments with respect to the issuance of such rights or warrants been made on the basis only of the number of shares of Common Stock actually issued and delivered.

     (iii) In the event the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock and, conversely, in the event the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, in either such event the Conversion Rate in effect at the opening of business on the day following the Record Date for the subdivision or the combination, as the case may be, shall be adjusted proportionately, the adjustment to take effect immediately.

     (iv) In the event the Corporation shall distribute to holders of its Common Stock

     (x) shares of any class of capital stock by dividend or otherwise, other than by a dividend or distribution to which Section 9(d)(i) applies, or

     (y) evidences of its indebtedness or assets, including securities, other than by a dividend or distribution to which Section 9(d)(ii) applies, or in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or paid exclusively in cash in each such case the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect at the close of business on the Record Date for determining the holders of Common Stock entitled to the distribution by a fraction, the numerator of which shall be the Current Market Price of the Common Stock on such Record Date less, on such Record Date, the Fair Market Value (to be determined by the Board, whose determination shall be conclusive and described in a resolution of the Board) of the Securities so distributed (the items constituting the foregoing dividends and distributions, other than those excluded, hereinafter in this Section 9(d)(iv) referred to as “Securities”), allocable to one share of Common Stock, and the denominator shall be the aforesaid Current Market Price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the Record Date. In lieu of the foregoing adjustment, the Corporation may elect to reserve sufficient Securities for the benefit of the holders of shares of the Convertible Preferred Stock so that upon conversion of their shares they would receive, in addition to the shares of Common Stock to which they were entitled (determined by multiplying the Conversion Rate, as then in effect, by the number of shares of the Convertible Preferred Stock being converted), but also the amount and kind of Securities they would have received had they converted their shares into Common Stock immediately prior to the Record Date for distribution of the Securities; provided, however, that in the event the Fair Market Value (determined as set forth above) on the Record Date of the Securities distributed allocable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on such date, the Corporation shall not have a right of election but must make adequate provision to assure that the holders of shares of the Convertible Preferred Stock have the right to receive, upon conversion, the amount and kind of Securities they would have received had they converted their shares on or before the Record Date previously described. If the Board determines the Fair Market Value of any distribution for purposes of this Section 9(d)(iv) by reference to the actual or when issued trading market for any securities comprising a distribution of Securities, it must in so doing consider the prices in such market over the same period in computing the Current Market Price of the Common Stock.

     (v) In the event the consummation of a tender or exchange offer by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock involves the payment per share of Common Stock by the Corporation or such subsidiary of consideration having a Fair Market Value (determined as provided in Section 9(d)(iv) above) immediately prior to the expiration of the tender or exchange offer (the “Expiration Time”) that exceeds the Closing Price per share of the Common Stock on the Trading Day next preceding the Expiration Time, the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the Expiration Time by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (including any shares tendered or exchanged) at the Expiration Time multiplied by the Closing Price per share of Common Stock on the Trading Day immediately preceding the Expiration Time, and the denominator shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to holders of the Common Stock based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Price per share of Common Stock on the Trading Day next preceding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time.

     (vi) The Corporation may make such adjustments in the Conversion Rate, in addition to those required by this Section 9(d), as the Board considers to be advisable to avoid or diminish any income tax to holders of Common Stock or of rights to purchase Common Stock, resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. The Corporation, from time to time, to the extent permitted by applicable law, may adjust the Conversion Rate by any amount for any period of time; provided, however, that if the period is at least 20 days, the Board shall have determined that such adjustment would be in the best interests of the Corporation, which determination shall be conclusive, and the reduction shall be irrevocable during the period; provided, however, that no adjustment made pursuant to this Section 9(d)(vi) shall adversely affect the Conversion Rate then in effect for the holders of the Convertible Preferred Stock. Whenever the Conversion Rate is adjusted pursuant to the preceding sentence, the Corporation shall mail to holders of record of shares of the Convertible Preferred Stock a notice of the adjustment at least 15 days prior to the date the adjusted Conversion Rate takes effect, and such notice shall state the adjusted Conversion Rate and the period it is to be in effect.

     (vii) No adjustment in the Conversion Rate shall be required unless such adjustment would require a change of at least 1% to the Conversion Rate then in effect; provided, however, that any adjustment that otherwise would be required to be made shall be carried forward and taken into account in determining any subsequent adjustment.

     (viii)Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall compute the adjusted Conversion Rate and (x) file with the Transfer Agent a certificate signed by the Chief Financial Officer or Treasurer of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and (y) as soon as practicable, mail a notice to all record holders of shares of the Convertible Preferred Stock at their last addresses as they appear upon the stock transfer books of the Corporation stating the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

     (ix) In any event in which this Section 9(d) provides that an adjustment shall become effective immediately after the Record Date of an event, until the event occurs the Corporation may defer (x) issuing to holders of the Convertible Preferred Stock converting their shares after the Record Date and prior to the occurrence of the event, the additional shares of Common Stock deliverable as a result of the adjustment required by the event and (y) paying the holders cash in lieu of a fractional share of Common Stock as provided in Section 9(e).

     (e) NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of the Convertible Preferred Stock but, in lieu thereof, in the sole discretion of the Board, either (i) the fractional interest shall be rounded up to the next whole share or (ii) a cash payment shall be made to the converting holder in an amount equal to the Closing Price of a share of Common Stock at the close of business on the Trading Date immediately preceding the date of conversion (or, if there is no such Closing Price, the Fair Market Value of a share of Common Stock, as determined or prescribed by the Board at the close of business on the Trading Date immediately preceding the date of conversion), multiplied by the fraction of the share as determined.

     (f) RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event the Corporation shall be a party to any transaction (including, without limitation)

     (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock),

     (ii) any consolidation or merger of the Corporation with or into any other person or any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock),

     (iii) any sale or transfer of all or substantially all of the assets of the Corporation, or

     (iv) any compulsory share exchange pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby

     (i) in the event the transaction does not constitute a Common Stock Fundamental Change (as defined in Section 9(i)) and subject to funds being legally available therefor at the time of conversion, the holders of shares of the Convertible Preferred Stock then outstanding shall thereafter have the right to convert their shares only into the kind and amount of securities, cash and other property they would have received had they converted their shares immediately prior to the transaction, after giving effect, in the event of a Non-Stock Fundamental Change, to any adjustment in the Conversion Rate required by the provisions of Section 9(i), and

     (ii) in the event the transaction does constitute a Common Stock Fundamental Change, the holders of shares of the Convertible Preferred Stock then outstanding shall thereafter have the right to convert their shares only into common stock of the kind received by holders of Common Stock as a result of the Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 9(i). The Corporation or the person formed by the consolidation or resulting from the merger or which acquired such assets or which acquired the Corporation’s shares, as the case may be, shall make provision in its certificate or articles of incorporation or other constituent document to establish such right and provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be nearly equivalent, as may be practicable, to the adjustments provided for in this Section 9.

The above provisions shall similarly apply to successive transactions of the type described in this Section 9(f).

     (g) RESERVATION OF SHARES; TRANSFER TAXES; ETC. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock,

solely for the purpose of effecting the conversion of shares of the Convertible Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall be sufficient to effect the conversion of all shares of the Convertible Preferred Stock from time to time outstanding. The Corporation shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock if, at any time, the number thereof shall not be sufficient to permit the conversion of all the then outstanding shares of the Convertible Preferred Stock. If any shares of Common Stock required to be reserved for conversion of the shares of the Convertible Preferred Stock need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued upon conversion, the Corporation shall, in good faith and as expeditiously as possible, endeavor to cause the shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the Nasdaq Stock Market or a national securities exchange, the Corporation shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of the Convertible Preferred Stock.

     (h) ADJUSTMENTS IN CASE OF FUNDAMENTAL CHANGES. Notwithstanding any other provision in this Section 9 to the contrary, in the event a Fundamental Change (as defined in Section 9(i)) occurs, then the Conversion Rate in effect shall be adjusted immediately thereafter (for purposes of the adjustment, the Fundamental Change shall be deemed to take place at the earlier to occur of the Fundamental Change and the Record Date, if any, fixed for determining the holders of Common Stock entitled to receive the cash, securities, property or other assets distributable pursuant to the Fundamental Change), as described below:

     (i) In the event of a Non-Stock Fundamental Change, the Conversion Rate immediately following the Non-Stock Fundamental Change shall be the more beneficial to the holders of shares of the Convertible Preferred Stock of

     (x) the Conversion Rate in effect immediately prior to the Non-Stock Fundamental Change, after giving effect to any other prior adjustments pursuant to this Section 9, and

     (y) the Conversion Rate in effect immediately prior to the Non-Stock Fundamental Change adjusted by dividing the Applicable Price (as defined in Section 9(i)) by a fraction, the numerator of which shall be the sum of the Liquidation Preference and an amount equal to the full accrued but unpaid cumulative dividends on shares of the Convertible Preferred Stock up to, but excluding, the date of the Non-Stock Fundamental Change, and the denominator of which shall be the Redemption Price.

     (ii) In the event of a Common Stock Fundamental Change, the Conversion Rate shall be adjusted for such Change by dividing the Conversion Rate in effect immediately prior thereto by a fraction, the numerator of which shall be the Purchaser Stock Price (as defined in Section 9(i)) and the denominator of which shall be the Applicable Price and, as so determined, shall constitute and be deemed the Conversion Rate in effect immediately prior to the Common Stock Fundamental Change; provided, however, that in the event the Common Stock Fundamental Change consisted of a transaction in which all of the Common Stock shall have been exchanged, converted into or acquired solely for common stock of the successor, acquirer or other third party (and cash with respect to fractional interests), the Conversion Rate shall be adjusted for the Common Stock Fundamental Change by dividing the Conversion Rate in effect immediately prior thereto by a fraction, the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquirer, or other third party allocable to one share of Common Stock and, as so determined, shall constitute and be deemed the Conversion Rate in effect immediately prior to the Common Stock Fundamental Change.

     (i) DEFINITIONS. The following definitions shall apply to terms used in this Section 9:

     (i) “Applicable Price” shall mean

     (x) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash allocable to one share of Common Stock, and

     (y) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the weighted average of the reported closing sales prices for one share of Common Stock (as defined in Section 10 under “Closing Price”) during the ten Trading Days immediately prior to the Record Date fixed for the determination of the holders of Common Stock entitled to receive the cash, securities, property or other assets resulting from the Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such Record Date, prior to the date upon which the holders of Common Stock shall have the right to receive such cash, securities, property or other assets.

     (ii) “Common Stock Fundamental Change” shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board) of the consideration received by the holders of Common Stock pursuant to such transaction consists of common stock that, for the ten Trading Days immediately prior to such Fundamental Change, has been admitted for listing, or admitted for listing subject to notice of issuance, on a national securities exchange or quoted on The Nasdaq Stock Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (x) the Corporation continues to exist after the occurrence thereof and the outstanding shares of the Convertible Preferred Stock continue to exist as such, or (y) not later than the occurrence of the Fundamental Change, the outstanding shares of the

Convertible Preferred Stock are converted into or exchanged for shares of Convertible preferred stock of a corporation succeeding directly or indirectly to the business of the Corporation, which Convertible preferred stock has powers, preferences and relative participating, optional or other rights, and qualifications, limitations and restrictions substantially similar to those of the Convertible Preferred Stock.

     (iii) “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events pursuant to which all, or substantially all, of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any such series of transactions or events, for purposes of adjustment of the Conversion Rate, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, acquired for, or constitute solely, the right to receive cash, securities, property or other assets; provided, further, that such term does not include (x) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (y) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following the transaction or other event.

     (iv) “Non-Stock Fundamental Change” shall mean any Fundamental Change other than a Common Stock Fundamental Change.

     (v) “Purchaser Stock Price” shall mean, with respect to any Common Stock Fundamental Change, the average of the Closing Prices (as defined in Section 10) for one share of the common stock received as a result of the Common Stock Fundamental Change, during the ten Trading Days immediately prior to the date fixed for the determination of the holders of Common Stock entitled to receive the common stock, or if there is no such date, prior to the date upon which the holders of the Common Stock shall have the right to receive the common stock.

     (j) DIVIDEND OR INTEREST REINVESTMENT PLANS; OTHER. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the

Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation, or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first designated, shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall be no adjustment of the Conversion Rate in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as described in this Section 9. Except as expressly set forth in this Section 9, if any action would require adjustment of the Conversion Rate pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment, which has the highest absolute value.

     (k) CALCULATION OF COMMON STOCK OUTSTANDING. For purposes of this Section 9, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock owned or held by or for the account of the Corporation.

     10. ADDITIONAL DEFINITIONS. For purposes of these Articles Supplementary of the Convertible Preferred Stock, the following terms shall have the meanings indicated:

     (a) “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in New York City are authorized or required by law or executive order to close, or a day which is, or is declared to be, a national or New York State holiday;

     (b) “Change of Control” shall mean

     (i) the acquisition at any time of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then outstanding securities of the Corporation or any successor of the Corporation by a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act);

     (ii) the termination of service of directors, for any reason other than death, disability or retirement from the Board, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period;

     (iii) approval by the stockholders of the Corporation of any merger, consolidation, or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger, consolidation or share exchange with a wholly-owned Subsidiary) or liquidation of the Corporation or any sale or disposition of 80% or more of the assets or earning power or the Corporation; or

     (iv) approval by the stockholders of the Corporation of any merger, consolidation, or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation; provided, however, that no change in control shall be deemed to have occurred if, prior to such time as a change in control would otherwise be deemed to have occurred, the Board deems otherwise.

     (c) “Closing Price” with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on The Nasdaq Stock Market, or, if such security is not listed or admitted to trading thereon, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the- counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any National Association of Securities Dealers, Inc. member firm selected from time to time by the Board for that purpose or a price determined in good faith by the Board.

     (d) “Current Market Price” shall mean the weighted average sale price of a share of Common Stock for the Trading Days indicated, as reported by the Nasdaq National or Small Cap Market of The Nasdaq Stock Market or any national securities exchange or electronic OTC listing service on which the shares of Common Stock are then traded

     (e) “Fair Market Value” shall mean the amount a willing buyer would pay a willing seller in an arm’s length transaction as determined by the Board.

     (f) “Trading Day” shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or other national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National or Small Cap Market of The Nasdaq Stock Market, a day on which trades may be made or the applicable Market or (z) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

     (g) “Transfer Agent” shall mean American Stock Transfer & Trust Co. or any other national or state bank or trust company designated by the Corporation as the transfer agent and/or registrar of the Convertible Preferred Stock, or if no such designation is made, the Corporation.

* * * * *

     IN WITNESS WHEREOF, Warren Resources, Inc. has caused these Articles Supplementary to be executed under the seal in its name and on its behalf by Norman F. Swanton, the Corporation’s President and Chief Executive Officer, and attested to by David E. Fleming, its Corporate Secretary, this 23rd day of June, 2004.

WARREN RESOURCES, INC.

	By:	/s/ Norman F. Swanton

Norman F. Swanton President and Chief Executive Officer
Attest:

/s/ David E. Fleming
David E. Fleming
Corporate Secretary

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